Exhibit 10.23
Qlik Technologies Inc., Delaware, USA (“Holding Company”) owns stocks in QlikTech International AB, 556472-2691 (“Borrower”). Below, the Borrower’s current and future subsidiaries are referred to as the “Affiliated Companies.” Below, the common term for the Borrower and the Affiliated Companies is the “Group.”
In July 2008, Svenska Handelsbanken (publ) (“Bank”), through its Lund City office, the Borrower and the Holding Company entered into an agreement containing terms of credit and certain special measures on the part of the Borrower and the Holding Company (“Terms of Agreement”). The Terms of Agreement were entered into in connection with the Bank offering to compensate the Borrower’s creditors at that time with a contractual credit of SEK 120,000,000.
The Bank (also implying its subsidiaries), the Borrower and the Holding Company have now agreed to make certain amendments in the Terms of Agreement, and on account of this the parties have entered into the following
AMENDMENT AGREEMENT
1.	The amount with respect to the contractual credit, which the Bank has previously offered to make available to the Borrower, will be lowered from SEK 120,000,000 to SEK 60,000,000. This credit is referred to as the “Credit” below.
2.	In accordance with Item 8 in the Terms of Agreement, for each financial year the Borrower shall provide the Bank with a forecast of the economic result for the Group. The Bank has received such forecasts for 2009 and 2010, which are appended to this agreement as Appendix A.
3.	The margin specified in the first paragraph in Item 1 in the Terms of Agreement shall be amended to “2.00 percentage points.”
4.	Item 2 in the Terms of Agreement shall be amended and shall read as follows in its entirety:

“In conjunction with the activation of the Credit, the Borrower shall pay a fee to the Bank corresponding to 2.50 percent of the amount of the Credit.”
5.	Item 4 in the Terms of Agreement shall be amended and shall read as follows in its entirety:

“The term of credit for the Credit shall extend up to and including June 30, 2010 (“Final Day of Maturity”). If the Borrower so requires, the term of credit for the Credit be extended after the Final Day of Maturity providing the Bank has given its consent, in accordance with conditions that the Borrower and Bank have agreed upon.”
6.	The amount specified in Item 5 in the Terms of Agreement with respect to corporate mortgages that are to be used as collateral mortgages will be amended to SEK 60,000,000.

7.	Item 9 in the Terms of Agreement shall be amended and read as follows in its entirety:

“The Borrower pledges that in conjunction with the quarterly report that is provided to the Bank in accordance with Item 8 it will confirm in writing that the Group’s actual earnings after net interest income for the quarter under review will not fall below the level of earnings for the same quarter specified in Appendix A (or corresponding forecast for subsequent years) by more than 10 percent. However, the actual amount may fall below said level, provided the deviation is not greater than USD 200,000.”

8.	Item 12 (c) in the Terms of Agreement shall be amended and read as follows in its entirety:
“(c) Actual accumulated earnings in accordance with Item 9 fall below the prognosticated level by more than 10 percent and the deviation is concurrently larger than USD 200,000.”
9.	In Item 19 in the Terms of Agreement, the reference to an item of the agreement shall refer to Item 17 instead of Item 18.

10.	The Terms of Agreement shall continue to apply with the amendments that follow this Amendment Agreement.

This Amendment Agreement has been signed in three identical copies and each of the parties has received its own copy.

Place: LUND	Place: LUND
Date: 7/10/2009	Date: 7/10/2009
QlikTech International AB	Qlik Technologies Inc.

/s/ Authorized Signatory	/s/ Authorized Signatory

Place: LUND
Date: 07/13/2009
Svenska Handelsbanken AB (publ)
[signature]
Nildas Berg

/s/ Patrik Albinsson